Time-Based Vesting
Restricted Stock Unit Grant - U.S. Taxpayers
ACADIAN ASSET MANAGEMENT INC.
NON-EMPLOYEE DIRECTORS’ EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made effective as of , 20 (the “Grant Date”) between Acadian Asset Management Inc., a Delaware corporation (the “Company”), and (the “Participant”).
WITNESSETH:
WHEREAS, the Company has adopted the Acadian Asset Management Inc. Non-Employee Directors’ Equity Incentive Plan, as amended (the “Plan”) for the benefit of the non-employee directors of the Company and its Subsidiaries; and
WHEREAS, the Committee, as defined in the Plan, has authorized the Award to the Participant of Restricted Stock Units under the Plan, on the terms and conditions set forth in the Plan and in this Agreement;
NOW, THEREFORE, in consideration of the premises contained herein, the Company and the Participant hereby agree as follows:
1. Definitions.
Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Plan.
2. Award of Restricted Stock Units.
The Committee hereby grants to the Participant, on the Grant Date set forth above, Restricted Stock Units.
3. Vesting of Restricted Stock Units.
The Restricted Stock Units will become non-forfeitable and the Risk of Forfeiture shall lapse on the vesting dates (the “Vesting Dates”) and in the proportions described below, provided that the Participant continuously provides services to the Company or an Affiliate until the applicable Vesting Date.
Shares Vesting Vesting Date

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4. Forfeiture of Restricted Stock Units.
If the Participant ceases to provide services to the Company and its Affiliates prior to a Vesting Date for any reason, except as described in Section 5, any unvested Restricted Stock Units shall automatically be forfeited, and all of the Participant’s rights to and interest in the Restricted Stock Units shall terminate without payment of consideration.

5. Accelerated Vesting Upon Certain Terminations.

If the Participant’s services to the Company and its Affiliates terminate prior to a Vesting Date as a result of the Participant’s death or disability, or if the Participant is not reelected to the Board or the Participant’s services to the Company and its Affiliates are otherwise involuntarily terminated without Cause, the Committee may, in its sole discretion, provide that the Participant’s Restricted Stock Units shall not be forfeited in accordance with Section 4, and that the Risk of Forfeiture shall lapse and all unvested Restricted Stock Units shall become fully vested and nonforfeitable upon such termination of services.
6. Settlement of Restricted Stock Units.

Within a reasonable period of time after each Vesting Date, or the date of any termination of services upon which any Restricted Stock Units vest in accordance with Section 5, but in any event within 70 days of each such date, the Company shall issue to or for the benefit of the Participant that number of shares of Stock equal to the aggregate number of Restricted Stock Units that vested on such date.
7. Voting and Dividend Equivalents.
Unless and until shares of Stock are issued by the Company to the Participant in settlement of vested Restricted Stock Units hereunder and are evidenced in book entry form on the records of the Company’s transfer agent in the name of the Participant, Participant shall not be, or have any of the rights or privileges of, a stockholder of the Company. Following vesting of any Restricted Stock Units hereunder, the Participant shall be entitled to receive payments (without interest or other earnings) equivalent to any dividends declared with respect to the shares of Stock underlying such vested Restricted Stock Units, the record dates for which fall on or after the Grant Date and prior to the date on which such shares of Stock are settled upon the Participant, at the time such shares of Stock are issued to the Participant in accordance with Section 6.
8. Authority of the Committee.
This Agreement and the Restricted Stock Units awarded hereunder shall be subject to such rules and regulations as the Committee shall adopt pursuant to the Plan. All decisions of the Committee upon any question arising under the Plan or under this Agreement shall be final, conclusive and binding upon the Participant and any person claiming any interest in the Award made under this Agreement.
9. Plan Terms.
The terms of the Plan are hereby incorporated herein by reference. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall prevail.
10. No Rights to Continued Service.
The Award of Restricted Stock Units pursuant to this Agreement shall not give the Participant any right to continue in service with the Company or any Affiliate.
11. Amendment.
The terms of this Award of Restricted Stock Units as evidenced by this Agreement may be amended by the Committee without the approval of the Participant, subject however to the limitations set out in the Plan, or may be amended by written agreement of the Participant and the Company. The Company reserves the right to amend the Plan at any time, subject to any limitations set out in the Plan.
12. Governing Law.
This Agreement shall be governed, interpreted and enforced in accordance with the laws of the State of Delaware without regard to the conflict of laws principles thereof.

13. Participant Acknowledgment.
By executing this Agreement, the Participant hereby acknowledges that he or she has received and read the Plan and this Agreement and that he or she agrees to be bound by all of the terms and conditions of the Restricted Stock Unit Award as set forth in this Agreement, subject to the terms and conditions of the Plan. The Participant understands that the Participant (and not the Company or any of its Affiliates) shall be responsible for the federal, state, local or foreign tax liability and any other tax consequences to the Participant that may arise as a result of the grant of this Award of Restricted Stock Units and the vesting and delivery of shares of Stock as contemplated by this Agreement. By executing this Agreement, the Participant hereby consents to receive documents in relation to the Plan and this Award by electronic delivery, and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or by a third party designated by the Company.